UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 10, 2009 (April 7, 2009)

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2009, the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Rite Aid Corporation ("Rite Aid") approved the adoption of the 2010 Bonus Plan, a cash bonus plan for the Named Executive Officers, other corporate executive officers and key managers.  On April 8, 2009, the Board, upon the recommendation of the Compensation Committee, approved the performance goals and target bonus percentages under the 2010 Bonus Plan.  The 2010 Bonus Plan contains a payout matrix for bonuses based on Rite Aid's attainment of Adjusted EBITDA (earnings, before interest, taxes, depreciation, amortization and certain other adjustments).  Target bonus levels for each participant that are defined as a percentage of base pay were established.  Bonuses equal to a multiple of a participant's target bonus will be paid based on Rite Aid's achievement of the 2010 targets. 100% of the target bonus is payable upon satisfaction of the fiscal year 2010 Adjusted EBITDA targets.  Bonus payments under the 2010 Bonus Plan increase as performance levels increase between the minimum ($1,025 million) and the maximum ($1,150 million) Adjusted EBITDA targets.  Upon satisfaction of the minimum Adjusted EBITDA target ($1,025 million), the participant will receive 50% of the Adjusted EBITDA bonus target and upon satisfaction of the maximum Adjusted EBITDA target ($1,150 million), the participant will receive 200% of the Adjusted EBITDA bonus target, with increases between the minimum and maximum targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 10, 2009

By:	/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Executive Vice President,
General Counsel and Secretary